Exhibit 10.02

GREEN DOT CORPORATION
2010 EQUITY INCENTIVE PLAN
NOTICE OF PERFORMANCE- BASED RESTRICTED STOCK UNIT AWARD
GRANT NUMBER: __________

Unless otherwise defined herein, the terms defined in the Green Dot Corporation (the “Company”) 2010 Equity Incentive Plan (the “Plan”) shall have the same meanings in this Notice of Restricted Stock Unit Award (the “Notice”).

Name:	Steven W. Streit

Address:	c/o Green Dot Corporation, 3465 E. Foothill Blvd., Pasadena, CA 91107
You (“Participant”) have been granted an award of Restricted Stock Units (“RSUs”) under the Plan subject to the terms and conditions of the Plan, this Notice and the attached Award Agreement (Restricted Stock Units) (hereinafter “RSU Agreement”).
Number of RSUs:

(maximum and target)	102,282 (68,188 at target)

Date of Grant:	March 30, 2017

Vesting Commencement Date:	N/A

Expiration Date:	The date on which settlement of all RSUs granted hereunder occurs, with earlier expiration upon the Termination Date

Vesting Schedule:
Subject to the limitations set forth in this Notice, the Plan and the RSU Agreement, the RSUs will vest in accordance with the schedule set forth on Exhibit A based on performance during the period beginning January 1, 2017 and ending December 31, 2019.

You understand that your employment or consulting relationship or service with the Company is for an unspecified duration, can be terminated at any time (i.e., is “at-will”), and that nothing in this Notice, the RSU Agreement or the Plan changes the at-will nature of that relationship. You acknowledge that the vesting of the RSUs pursuant to this Notice is earned only by continuing service as an Employee, Director or Consultant of the Company. You also understand that this Notice is subject to the terms and conditions of both the RSU Agreement and the Plan, both of which are incorporated herein by reference. Participant has read both the RSU Agreement and the Plan.

PARTICIPANT	GREEN DOT CORPORATION

Signature:	By:

Print Name:	Steven W. Streit Its:

GREEN DOT CORPORATION
AWARD AGREEMENT (RESTRICTED STOCK UNITS) TO THE
2010 EQUITY INCENTIVE PLAN

Unless otherwise defined herein, the terms defined in the Green Dot Corporation (the “Company”) 2010 Equity Incentive Plan (the “Plan”) shall have the same defined meanings in this Award Agreement (Restricted Stock Units) (the “Agreement”).
You have been granted Restricted Stock Units (“RSUs”) subject to the terms, restrictions and conditions of the Plan, the Notice of Restricted Stock Unit Award (the “Notice”) and this Agreement.
1.Settlement. Settlement of RSUs shall be made (i) within 30 days following the applicable date of vesting under the vesting schedule set forth in the Notice or (ii) by March 15th of the year following the year to which the performance period relates. Settlement of RSUs shall be in Shares.
2.    No Stockholder Rights. Unless and until such time as Shares are issued in settlement of vested RSUs, Participant shall have no ownership of the Shares allocated to the RSUs and shall have no right dividends or to vote such Shares.
3.    Dividend Equivalents. Dividends, if any (whether in cash or Shares), shall not be credited to Participant.
4.    No Transfer. The RSUs and any interest therein shall not be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of.
5.    Termination. If Participant’s service Terminates for any reason, all unvested RSUs shall be forfeited to the Company forthwith, and all rights of Participant to such RSUs shall immediately terminate. In case of any dispute as to whether Termination has occurred, the Committee shall have sole discretion to determine whether such Termination has occurred and the effective date of such Termination.
6.    U.S. Tax Consequences. Participant acknowledges that there will be tax consequences upon settlement of the RSUs or disposition of the Shares, if any, received in connection therewith, and Participant should consult a tax adviser regarding Participant’s tax obligations prior to such settlement or disposition. Upon vesting of the RSU, Participant will include in income the fair market value of the Shares subject to the RSU. The included amount will be treated as ordinary income by Participant and will be subject to withholding by the Company when required by applicable law. Upon disposition of the Shares, any subsequent increase or decrease in value will be treated as short-term or long-term capital gain or loss, depending on whether the Shares are held for more than one year from the date of settlement. Further, an RSU may be considered a deferral of compensation that may be subject to Section 409A of the Code. Section 409A of the Code imposes special rules to the timing of making and effecting certain amendments of this RSU with respect to distribution of any deferred compensation. You should consult your personal tax advisor for more information on the actual and potential tax consequences of this RSU.
7.    Acknowledgement. The Company and Participant agree that the RSUs are granted under and governed by the Notice, this Agreement and the provisions of the Plan. Participant: (i) acknowledges receipt of a copy of the Plan and the Plan prospectus, (ii) represents that Participant has carefully read and is familiar with their provisions, and (iii) hereby accepts the RSUs subject to all of the terms and conditions set forth herein and those set forth in the Plan and the Notice.
8.    Entire Agreement; Enforcement of Rights. This Agreement, the Plan and the Notice constitute the entire agreement and understanding of the parties relating to the subject matter herein and supersede all prior discussions between them. Any prior agreements, commitments or negotiations concerning the purchase of the Shares hereunder are superseded. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing and signed by the parties to this Agreement. The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.
9.    Compliance with Laws and Regulations. The issuance of Shares will be subject to and conditioned upon compliance by the Company and Participant with all applicable state and federal laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Company’s Common Stock may be listed or quoted at the time of such issuance or transfer.
10.    Governing Law; Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of this Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of this Agreement shall be enforceable in accordance with its terms. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.
11.    Recoupment.    This Policy is subject to the terms and conditions of the Compensation Recovery Policy adopted by the Committee in April 2017 and any of the Company’s other applicable recoupment or clawback policies (as previously adopted, and as may be amended or restated from time to time).  Notwithstanding the foregoing, the Company may, in its sole discretion, implement any recoupment or clawback policies or make any changes to any of the Company’s existing recoupment or clawback policies, as the Company deems necessary or advisable in order to comply with applicable law or regulatory guidance (including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act).
12.    No Rights as Employee, Director or Consultant. Nothing in this Agreement shall affect in any manner whatsoever the right or power of the Company, or a Parent or Subsidiary of the Company, to terminate Participant’s service, for any reason, with or without cause.
By your signature and the signature of the Company’s representative on the Notice, Participant and the Company agree that this RSU is granted under and governed by the terms and conditions of the Plan, the Notice and this Agreement. Participant has reviewed the Plan, the Notice and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement, and fully understands all provisions of the Plan, the Notice and this Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan, the Notice and this Agreement. Participant further agrees to notify the Company upon any change in Participant’s residence address.

Exhibit A
Vesting Schedule
Performance-Based Restricted Stock Unit (“PRSU”) Grant
Steven W. Streit PSU Grant, dated March 30, 2017

Terms not otherwise defined in this Exhibit A shall have the meaning ascribed to them in the Plan or the form of agreement underlying each PRSU grant, as applicable.

You can earn the PRSUs based on the Company’s performance in achieving relative total shareholder return (“TSR”) over a three-year period, January 1, 2017 to December 31, 2019, with relative TSR being measured at the end of year three (with such measurements being years one through three for the measurement period, with such three-year period described as the Vesting Schedule in the Notice of Grant and hereafter referred to as the “Performance Period”). Determination of relative TSR at the end of the Performance Period will be made by the Company’s Compensation Committee (with such determination to be made not later than March 15 of the year following the last year of the Performance Period).

The Shares subject to the PRSU shall be earned and vest at end of the third year of the Performance Period and will range from 0% to 150% of the Target Long Term Incentive Grant as follows: 0% if relative TSR performance is below the threshold level, 50% if relative TSR performance is at the threshold level, 100% if relative TSR performance is at target and 150% if relative TSR performance is at or above the maximum level. For relative TSR performance between the threshold level and the maximum level, a proportionate fraction of the Target Long Term Incentive Grant between 50% and 150% will be applied based on performance between threshold and maximum levels.

Your earned PRSU award (if any) shall be equal to the Target Long Term Incentive Grant multiplied by the relative TSR factor for the Performance Period after completion thereof, as reviewed and approved by the Committee. The TSR factor will be as follows based on the Company’s three-year performance (with TSR measurements being made at the end of the third year of the Performance Period, measuring years one through three) as measured against the three-year performance of the companies comprising the S&P SmallCap 600 over the same period (with the S&P SmallCap 600 being comprised of those companies that make up the S&P SmallCap 600 at the end of the Performance Period): 50% if performance is at the threshold level, 100% if performance is at target and 150% if performance is at or above the maximum level. For performance between the threshold level and target level, a proportionate fraction of the TSR factor between 50% and 100% will be applied, and for performance between the target level and the maximum level, a proportionate fraction of the TSR factor between 100% and 150% will be applied. TSR performance versus the S&P SmallCap 600 will be calculated as the 30-trading day average of the Company’s stock price as calculated at the beginning of the applicable Performance Period and end of the applicable Performance Period. For this PRSU, a threshold relative TSR at the 25th percentile of the S&P SmallCap 600 would result in a TSR factor of 0.50, a target relative TSR at the 60th percentile of the S&P SmallCap 600 would result in a TSR factor of 1.00, a target and a maximum relative TSR at or above the 75th percentile of the S&P SmallCap 600 would trigger a TSR factor of 1.50.

In no event shall more than the number of PRSUs set forth in the Notice of Grant be eligible to be earned pursuant to this Agreement and the Notice of Grant. For purposes of clarity, no PRSUs will be earned until the end of the Performance Period and no PRSUs shall become earned unless you are employed by the Company on the last day of the Performance Period, in each case subject to the Company’s Corporate Transaction Policy (which may then be in effect).

Notwithstanding the foregoing, in the event of a Corporate Transaction the PRSU shall convert to a time-based vesting schedule, and the number of PRSUs that will vest at the end of the Performance Period on December 31, 2019 will be that number that would have otherwise vested had the “target” level of performance been obtained (subject to your continued employment (but in each case subject to the Company’s Corporate Transaction Policy (which may then be in effect)).

“Target Long Term Incentive Grant” means the number of shares of Common Stock associated with the PRSU grant as determined by the Committee, and as set forth in the notice of grant as being the “target” number of PRSUs.

“TSR” means, at the beginning of the Performance Period, one share of Company’s Common Stock is invested at the beginning average price (and for purposes hereof, the average price is the 30-trading day average Company stock price at the beginning of the Performance Period). Every dividend is deemed reinvested in the Company's Common Stock. When a cash dividend is paid, the cash dividend is divided by the closing stock price on that day to calculate the fractional number of Company shares received upon reinvestment of the dividend. This process of deemed reinvestment continues for each dividend paid prior to the end of the Performance Period. At the end of the Performance Period, the fair market value ("FMV") of the accumulated shares (at the ending average price, which for purposes hereof is the 30-trading day average Company’s stock price at the end of the Performance Period) is compared to the FMV of the share at the beginning of the Performance Period (determined in accordance with the first sentence hereof) to determine TSR.

“relative TSR” means the Company’s TSR at the beginning and end of the three-year performance period relative to the TSR of the companies that comprise the S&P SmallCap 600.